EXHIBIT 99.1

RESOLUTION OF THE BOARD OF DIRECTORS

of

Freeze Tag, Inc.

(hereinafter called the “Company”)

Adopted on July 28, 2025

Resignation of Directors and Officers

WHEREAS, the Board of Directors (the "Board") of Freeze Tag, Inc., a Delaware corporation, has received the resignations of the following individuals from their positions as officers and directors of the Company, effective as of July 22, 2025:

•	Craig Holland, from his positions as Chief Executive Officer and Director;
•	Mick Donahoo, from his positions as Chief Financial Officer, Secretary and Director.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby accepts, with effect as of July 22, 2025, the resignations of Craig Holland as Chief Executive Officer and Director of the Company and Mick Donahoo as Chief Financial Officer, Secretary and Director of the Company, and expresses its gratitude for their service and contributions to the Company;

Fixing the Number of Authorized Directors

WHEREAS, pursuant to Section 2.2 of the Company’s Bylaws, the number of directors constituting the Board shall be fixed from time to time by resolution of the Board;

RESOLVED, that the number of directors constituting the entire Board is hereby fixed at three (3), effective as of the date hereof, and shall remain at such number until changed by further resolution of the Board in accordance with the Company’s Bylaws.

Appointment of New Director

WHEREAS, pursuant to Section 223 of the Delaware General Corporation Law and the Company's Bylaws, the Board has the authority to fill vacancies created by the resignation of directors;

RESOLVED, that Louise Vardeman is hereby appointed to serve as a director of the Company, effective as of July 22, 2025, to hold office until the next annual meeting of stockholders or until their earlier resignation, or removal;

FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to take all such actions, and execute and deliver all such documents, as may be necessary or appropriate to carry out the foregoing resolutions, including but not limited to filing any required disclosures with the Securities and Exchange Commission and providing notices as required under applicable exchange rules.

Termination and Appointment of Corporate Counsel

WHEREAS, the Company has previously engaged the Law Offices of Craig V. Butler as its outside corporate counsel;

RESOLVED, that the Company hereby terminates its engagement of the Law Offices of Craig V. Butler as of July 25, 2025, and any officer of the Company is authorized and directed to notify such firm accordingly;

FURTHER RESOLVED, that the Company hereby engages Scale LLP as its new outside corporate counsel, effective as of July 25, 2025, and that any officer of the Company is authorized to negotiate, execute, and deliver any and all agreements or documents necessary to engage Scale LLP and to take any further action deemed necessary or advisable in connection with such engagement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, being all members of the Board of Directors of the Company as of the date first written above, have executed this written consent effective as of July 28, 2025.

By	/s/ Robert Vardeman, Jr.
Robert Vardeman, Jr. Director

By	/s/ Robert "Don" Vardeman
Robert “Don” Vardeman Director

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